CSK Auto Obtains New York Stock Exchange Listing Extension
Phoenix, AZ, November 2, 2006 — CSK Auto Corporation (NYSE: CAO) today announced that it has received a four-month extension for continued listing and trading on the New York Stock Exchange. The extension provides the Company until February 28, 2007 (“Filing Date”) to file its 2005 Annual Report on Form 10-K (“2005 Form 10-K”) for its fiscal year ending January 29, 2006 with the Securities and Exchange Commission.
As previously announced, the Company is in the process of finalizing the work to restate its financial statements for each of the two fiscal years 2003 and 2004, selected consolidated financial data for each of the four fiscal years 2001 through 2004 and interim financial information for each of its quarters in fiscal year 2004 and for the first three quarters of fiscal 2005, in order to account properly for the matters identified in connection with its Audit Committee-led accounting investigation, which was substantially concluded in September 2006. The Company currently expects to be in a position to file its 2005 Form 10-K with the SEC by the Filing Date. In the event the Company does not file its 2005 Form 10-K with the SEC by the Filing Date, the Company may request an additional extension from the NYSE.
Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission. The Company makes no commitment to revise or update any forward looking statement in order to reflect events or circumstances after the date any such statement is made.
CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of October 1, 2006, the Company operated 1,301 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts and Murray’s Discount Auto Stores.
Investor Contact: Brenda Bonn — Manager, Investor Relations 602-631-7483
Media Contact: Ashton Partners — Mike Banas 312-553-6704